VALCOR ANNOUNCES EARNINGS


              DALLAS, TEXAS . . July 24, 1995 . . Valcor, Inc. reported net income of $13.5 million for the first six months of 1995, compared to net income of $13.3 million for the first half of 1994. Second quarter net income was $6.8 million, down from net income of $9.1 million in 1994. Higher selling prices for medium density fiberboard ("MDF") were offset by higher costs and lower volumes, and the Company's reduction in log sales resulted in the decline in second quarter building products results.


<HEADER>
                              SUMMARY OF OPERATIONS

                                   (Unaudited)

                                  (In millions)
</HEADER>

                                                              THREE MONTHS ENDED          SIX MONTHS ENDED
                                                                    JUNE 30,                   JUNE 30,
                                                               1994          1995         1994         1995
Net sales
  Building products                                            $53.4         $49.4       $ 93.4       $108.0
  Hardware products                                             17.5          19.3         35.5         39.4
  Fast food                                                     27.6          28.8         54.3         55.6

                                                               $98.5         $97.5       $183.2       $203.0

Operating income
  Building products                                            $11.6         $ 8.3       $ 16.7       $ 18.6
  Hardware products                                              5.0           5.1         10.1         10.6
  Fast food                                                      2.3           1.8          3.9          2.9

    Total operating income                                      18.9          15.2         30.7         32.1

Interest expense                                                (4.3)         (4.9)        (8.6)        (9.9)
Corporate, net                                                   -              .3          -            (.6)

    Income before income taxes                                  14.6          10.6         22.1         21.6
Income taxes                                                     5.5           3.8          8.8          8.1

      Net income                                               $ 9.1         $ 6.8       $ 13.3       $ 13.5

              Valcor Inc., a wholly-owned subsidiary of publicly-traded Valhi, Inc. (NYSE: VHI), is engaged in the building products, hardware products and fast food industries. In connection with the registration of its 95/8% Senior Notes due 2003, Valcor files periodic reports with the Securities and Exchange Commission.

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